Invitation to an executiv | Exhibit 3a - Google Docs | SECURITIES AND EXCHA | GlobeNewswire | Conten | Strategic Global Investm | 1029792 - Counterparty

Secure | https://xchain.io/tx/1029792

Apps | yWorks - Company | Tweet This Page | The Coming Insurrec | API | Carrington Capital | Capital Area Biblical | BibleGateway Readin | The Timeshare Indus | 17 Ways Exercise Ser | Other bookmarks

XCHAIN | Data | API | Stats | Wallet | About | Type here to search...

Send Details

Transaction Hash	cafa5c405da510d9dbd120fd83083c8e92985c7729d21bcde2bddb0ff3934cae
TX Index	1,029,792
Block #	479,055
Time	12 days ago (2017-08-04T18:41:46Z GMT)
Asset	STBV
Quantity	2,000,000.00000000
Source	1Dgt7Zfm9fvexljF9Fq1NhST1py6AC4mGa
Destination	1G1dF2bH62xmEUg78HrH3oPzh6XtBphZLm
Status	valid

Powered By CoinDaddy

Exhibit 2b.pdf | Exhibit 2a.pdf | SECURITIES AND ....docx | SECURITIES AND ....docx | Show all

Type here to search | 8:58 PM 8/16/2017